Item 77D  VALIC Company I

At an in-person meeting held on January 25-26, 2016, the Board approved a proposal to convert the Money
Market I Fund into a "government money market fund" as defined by Rule 2a-7 under the Investment Company
Act of 1940, as amended. In connection with this approval, the Board also approved a change in the Funds name to the "Government Money Market
I Fund." The conversion and change in the Funds name became effective on September 28, 2016. In order to qualify as a government money market fund, the Fund must invest at least 99.5% of its total assets in government securities, cash, or repurchase agreements collateralized by government securities or cash. As a government money market fund, the Fund will seek to maintain a stable $1.00 net asset value per share and will not be subject to liquidity fees and/or redemption gates. Post-Effective Amendment No. 74 to the
Registration Statement on Form N-1A of VALIC
Company I (File No. 002-83631) filed on September 23,
2016, describing these changes, was filed pursuant to Rule 485(b) of the Securities Act of 1933, as amended, and is incorporated by reference (SEC Accession No.
0001193125-16-718577).

At a meeting held on August 1-2, 2016, the Board of Directors of the Registrant approved certain changes to the Small-Mid Growth Funds principal investment strategies, which became effective on October 1, 2016.
A supplement to the Registrants Registration
Statement on Form N-1A (File No. 002-83631) filed on
August 17, 2016, describing these changes, was filed pursuant to Rule 497(e) of the Securities Act of 1933, as amended, and is incorporated herein by reference (SEC
Accession No. 0001193125-16-684153).